Exhibit 99.1

Post Holdings Reports
Results for the Fourth Quarter and Fiscal Year 2013
St. Louis, Missouri - November 20, 2013 - Post Holdings, Inc. (NYSE:POST) today reported results for the fourth quarter and fiscal year ended September 30, 2013.
Fourth Quarter and Fiscal Year 2013 Highlights:

•
Net sales of $291.7 million for the quarter, up $44.5 million from prior year, including $37.8 million from acquisitions; Net sales of $1,034.1 million for the fiscal year, up $75.2 million from prior year, including $51.3 million from acquisitions

•	Adjusted EBITDA of $57.2 million for the quarter and $216.7 million for fiscal year 2013

•	Post Foods U.S. dollar market share of 10.4% for the 52 weeks ended September 28, 2013, according to Nielsen
Fourth Quarter Consolidated Operating Results
Net sales for the fourth quarter were $291.7 million and increased $44.5 million, or 18.0%, compared to the prior year. Acquisitions, net of $0.3 million of intersegment eliminations, contributed $37.8 million of the overall growth, while the Post Foods segment accounted for $6.7 million of the overall growth, representing an increase of 2.7% versus the prior year.
Gross profit improved $2.4 million to $112.5 million for the fourth quarter compared to the prior year. Gross profit benefitted from $11.1 million of incremental gross profit from acquisitions and was negatively impacted by $4.8 million of accelerated depreciation associated with the Modesto, California plant closure. Excluding these two items, gross profit for the fourth quarter declined $3.9 million to $106.2 million, with gross margin of 41.8% (on net sales excluding acquisitions), down approximately 270 basis points compared to the prior year.
Selling, general and administrative (SG&A) expenses for the fourth quarter increased $7.5 million to $79.2 million compared to the prior year. Excluding $5.7 million in SG&A related to acquired businesses, SG&A of $73.5 million was 28.9% of net sales excluding acquisitions, flat compared to prior year.
Adjusted EBITDA was $57.2 million for the fourth quarter, up $3.7 million compared to the prior year, including $6.3 million from acquisitions.
For the fourth quarter, the net loss attributable to common stockholders was $3.2 million, or ($0.10) per diluted common share. Adjusted net earnings available to common stockholders and adjusted diluted earnings per common share for the quarter were $5.3 million and $0.16, respectively.
Fiscal Year 2013 Consolidated Operating Results
Net sales were $1,034.1 million for fiscal year 2013, up $75.2 million, or 7.8%, versus the prior year. The Post Foods segment grew 2.5%, while acquisitions, net of $0.4 million of intersegment eliminations, contributed $51.3 million to overall growth.
Gross profit for the fiscal year decreased $4.0 million to $424.9 million versus the prior year. Acquisitions contributed $14.1 million to gross profit, offsetting $9.6 million in accelerated depreciation. Excluding these two items, fiscal year gross profit declined $8.5 million to $420.4 million, with gross margin of 42.8% (on net sales excluding acquisitions), a decline of approximately 190 basis points from the prior year.
SG&A increased $19.9 million to $294.4 million for the fiscal year versus the prior year. Excluding $8.6 million in SG&A related to acquired businesses, SG&A increased $11.3 million to $285.8 million, 29.1% of net sales excluding acquisitions, up approximately 50 basis points compared to prior year.

Adjusted EBITDA improved $2.1 million to $216.7 million for fiscal year 2013 compared to prior year, with acquisitions contributing $8.0 million.
Net earnings available to common stockholders were $9.8 million, or $0.30 per diluted common share, for the fiscal year ended September 30, 2013. Adjusted net earnings available to common stockholders and adjusted diluted earnings per common share for the fiscal year ended September 30, 2013 were $31.1 million and $0.94, respectively.
Post Foods
In the Post Foods segment, which includes predominately the Post branded cereal business, net sales for the fourth quarter were $253.9 million and increased 2.7%, or $6.7 million. The increase was due to higher volumes partially offset by a slight decrease in average net selling prices. Post Foods segment profit was $42.9 million and $40.9 million for fourth quarter 2013 and 2012, respectively.
Post Foods segment net sales for the fiscal year were $982.8 million and increased $23.9 million, or 2.5%, on higher volumes and lower average net selling prices. Segment profit was $168.1 million and $165.9 million for fiscal years 2013 and 2012, respectively.
According to Nielsen, U.S. ready to eat cereal category dollars were down 3.5% for the 13 weeks ended September 28, 2013, compared to prior year, and category pounds declined 2.8%.
Post Foods U.S. dollar market share was 10.2% and 10.4% for the 13 weeks and 52 weeks ended September 28, 2013, respectively, flat compared to the year ago quarter and down 0.1 share point compared to the prior year 52 week period. Post Foods’ U.S. pounds share was 10.4% for the 13 weeks ended September 28, 2013, up 0.1 share point compared to the prior year.
Attune Foods
The Attune Foods segment combines the results of Attune Foods (acquired on December 31, 2012) and the Hearthside private label and branded cereal, granola and snack businesses (the assets of which were acquired on May 28, 2013). Net sales for the segment (including intersegment sales) were $24.2 million and $37.8 million for the fourth quarter and the fiscal year, respectively. Attune Foods’ segment profit was $2.9 million and $2.5 million for the quarter and the fiscal year, respectively.
Active Nutrition
The Active Nutrition segment comprises the results of Premier Nutrition Corporation (“PNC”), which was acquired on September 1, 2013. The segment contributed $13.9 million to net sales for the fourth quarter and the fiscal year, with segment profit of $1.0 million for the quarter and the fiscal year.
Interest and Tax
Net interest expense was $25.5 million for the fourth quarter compared to $16.1 million for the prior year quarter. For the fiscal year ended September 30, 2013, net interest expense was $85.5 million, compared to $60.3 million for the fiscal year ended September 30, 2012. The increase for both the quarter and the fiscal year is driven primarily by the issuance of $250.0 million and $350.0 million of aggregate principal value of senior notes in October 2012 and July 2013, respectively.
Income tax benefit was $0.2 million in the fourth quarter of fiscal 2013 primarily resulting from a loss before income taxes combined with certain nondeductible transaction expenses incurred in the quarter related to the acquisition of PNC. The effective income tax rate was 36.5% for the same period a year ago. For the fiscal year ended September 30, 2013, income tax expense was $7.1 million, an effective income tax rate of 31.8%, compared to an expense of $30.5 million and an effective income tax rate of 37.9% for the fiscal year ended September 30, 2012. The decrease in the effective income tax rate from fiscal year 2012 to fiscal year 2013 was primarily the result of an uncertain tax position taken on the Company’s 2012 short-period tax return and higher nondeductible transaction expenses in the prior year.
Dakota Growers Pasta Company Acquisition Update
In a press release dated September 16, 2013, the Company announced that it has signed a definitive agreement to acquire Dakota Growers Pasta Company (“Dakota Growers”). The transaction was granted early termination under the Hart-Scott-Rodino Act in October and is expected to be completed in January 2014, subject to various closing conditions including the delivery of audited financial statements for the Dakota Growers business.

Modesto, California Plant Closure Update
As announced in April 2013, Post management has decided to close its manufacturing facility in Modesto, California. Upon completion of the transfer and start-up of production to other facilities, Post expects to achieve net pretax annual cash manufacturing cost savings of approximately $14.0 million. The first phase of the closure project is on track to be completed in the first quarter of fiscal 2014 and is expected to achieve approximately 20% of the savings, or approximately $2.8 million, in fiscal 2014. The second phase is expected to be completed by September 2014 and the remaining savings are expected to be fully phased in by fiscal 2015.
During the fourth quarter, Post incurred an incremental $4.8 million of accelerated depreciation expense recorded in cost of sales and $0.8 million related to employee termination benefits. For the fiscal year, Post incurred an incremental $9.6 million of accelerated depreciation expense and $3.8 million related to employee termination benefits. Post anticipates recognizing additional accelerated depreciation expense of $8.5 million through the completion of the project in September 2014 and an additional $1.4 million of employee termination benefits.
Outlook
Including results of acquisitions completed through fiscal 2013, Post management expects fiscal 2014 Adjusted EBITDA to be between $245 million and $260 million. As previously announced, Dakota Growers is expected to contribute approximately $42-$46 million to Adjusted EBITDA on a full year basis. Additionally, Post management expects fiscal 2014 capital expenditures to between $65 million and $75 million, inclusive of acquisitions completed through fiscal 2013. Capital expenditure outlook reflects requirements to complete the start-up and transfer of production to other facilities related to the Company’s previously announced Modesto, California facility closure along with corporate initiatives.

Use of Non-GAAP Measures
Management has determined that the Adjusted EBITDA, Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share metrics presented herein are key metrics that will help investors understand the ultimate income and near-term cash flows generated by our business. Adjusted EBITDA is a non-GAAP measure which represents net earnings excluding income taxes, net interest expense, net other nonoperating income/expense, depreciation and amortization, non-cash stock based compensation, nonrecurring cash compensation for retention/severance, restructuring and plant closure costs, acquisition related transaction costs, inventory revaluation adjustments on acquired businesses, accounts receivable servicing fees, costs to effect Post's separation from Ralcorp and to establish stand-alone systems and processes, mark to market adjustments on economic hedges and intangible asset impairments, if any, and including an estimate of incremental costs Post would have incurred had it been a stand-alone public company for the entirety of the periods presented. The Company believes that Adjusted EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents. Adjusted net earnings available to common stockholders is a non-GAAP measure which represents net earnings available to common stockholders excluding costs to effect Post’s separation from Ralcorp and to establish stand-alone systems and processes, nonrecurring cash compensation for retention/severance, restructuring and plant closure costs, acquisition related transaction costs, inventory revaluation adjustments on acquired businesses, intangible asset impairments, items not transferred to Post after the separation from Ralcorp such as equity income and currency gains on intercompany debt, and includes an estimate of incremental selling, general and administrative costs and interest expense Post would have incurred had it been a stand-alone public company for the entirety of all periods reported. The Company believes Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share are useful to investors in evaluating the Company’s operating performance because they exclude items that could affect the comparability of our financial results and could potentially distort the trends in business performance. In addition, for the historical periods presented, they provide investors with insight into the Company’s performance on a basis consistent with being a stand-alone public company rather than an operating segment of Ralcorp. The calculations of Adjusted EBITDA, Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share are not specified by United States generally accepted accounting principles. Our calculations of Adjusted EBITDA, Adjusted net earnings available to common stockholders and Adjusted diluted earnings per common share may not be comparable to similarly-titled measures of other companies. See the reconciliation tables provided at the end of this press release.

Conference Call to Discuss Earnings Results and Guidance
The Company will host a conference call on Thursday, November 21, 2013 at 4:30 p.m. Eastern Time. During the call, Terence E. Block, President and Chief Operating Officer, and Robert V. Vitale, Chief Financial Officer, will discuss the results for the fourth quarter and fiscal year of 2013 and fiscal 2014 guidance.
Financial analysts may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number is 10262969. Employees, the media and the public are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.

A replay of the conference call will be available through Thursday, November 28, 2013, by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside the United States and using the conference identification number 10262969. A webcast replay will also be available for a limited period on the Company’s website in the Investor Relations section.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements including the timing of completion of the acquisition of Dakota Growers Pasta Company, our Adjusted EBITDA guidance for fiscal 2014, our capital expenditures guidance for fiscal 2014, employee termination benefits and accelerated depreciation related to the Modesto, California closure, our expected net pretax annual cash manufacturing cost savings related to the closure, and the timing of the cost savings. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include our high leverage and substantial debt, including covenants that restrict the operation of our business; our ability to service our outstanding debt or obtain additional financing; the impact of our separation from Ralcorp Holdings, Inc. (“Ralcorp”) and risks relating to our ability to operate effectively as a stand-alone, publicly traded company; changes in our cost structure, management, financing and business operations; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; significant increases in the costs of certain commodities, packaging or energy used to manufacture our products; our ability to continue to compete in our product markets and our ability to retain our market position; our ability to recognize the expected benefits of the closing of our Modesto, California manufacturing facility; our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs; our ability to successfully implement business strategies to reduce costs; impairment in the carrying value of goodwill or other intangibles; the loss or bankruptcy of a significant customer; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to anticipate changes in consumer preferences and trends; changes in consumer demand for our products; disruptions in the U.S. and global capital and credit markets; labor strikes or work stoppages by our employees; legal and regulatory factors, including changes in food safety, advertising and labeling laws and regulations; disruptions or inefficiencies in supply chain; fluctuations in foreign currency exchange rates; consolidations among the retail grocery and foodservice industries; change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business; losses or increased funding and expenses related to our qualified pension plans; loss of key employees; changes in weather conditions, natural disasters and other events beyond our control; business disruptions caused by information technology failures; and other risks described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC, Attune Foods, LLC and Premier Nutrition Corporation. Post has enriched the lives of consumers, offering quality foods since 1895. Post’s products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Post’s portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®. With recent acquisitions, Post’s portfolio of brands now also includes Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm®, Willamette Valley Granola Company™, Premier Protein® and Joint Juice®. Post is dedicated to health and wellness, offering consumers a variety of choices to meet their nutritional needs. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Quarter ended September 30,		Year ended September 30,
	2013	2012	2013	2012

Net Sales	$291.7	$247.2	$1,034.1	$958.9
Cost of goods sold	179.2	137.1	609.2	530.0
Gross Profit	112.5	110.1	424.9	428.9

Selling, general and administrative expenses	79.2	71.7	294.4	274.5
Amortization of intangible assets	4.7	3.2	14.6	12.6
Restructuring expense	0.8	—	3.8	—
Impairment	2.9	—	2.9	—
Other operating expenses, net	0.5	2.1	1.4	2.7
Operating Profit	24.4	33.1	107.8	139.1

Interest expense	25.5	16.1	85.5	60.3
Other income	—	—	—	(1.6)
(Loss) Earnings before Income Taxes	(1.1)	17.0	22.3	80.4
Income tax provision	(0.2)	6.2	7.1	30.5
Net (Loss) Earnings	(0.9)	10.8	15.2	49.9
Preferred stock dividends	(2.3)	—	(5.4)	—
Net (Loss) Earnings Available to Common Stockholders	$(3.2)	$10.8	$9.8	$49.9

(Loss) Earnings per Common Share:
Basic	$(0.10)	$0.32	$0.30	$1.45
Diluted	$(0.10)	$0.31	$0.30	$1.45

Weighted-Average Common Shares Outstanding:
Basic	32.7	34.2	32.7	34.3
Diluted	32.7	34.4	33.0	34.5

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2013	September 30, 2012
ASSETS
Current Assets
Cash and cash equivalents	$402.0	$58.2
Restricted cash	38.1	—
Receivables, net	83.2	56.5
Inventories	121.9	78.6
Deferred income taxes	11.9	1.1
Prepaid expenses and other current assets	11.0	15.3
Total Current Assets	668.1	209.7

Property, net	388.5	405.1
Goodwill	1,489.7	1,366.6
Other intangible assets, net	898.4	736.0
Deferred income taxes	2.4	—
Other assets	26.7	14.9
Total Assets	$3,473.8	$2,732.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$—	$15.3
Accounts payable	77.1	50.0
Other current liabilities	68.9	61.1
Total Current Liabilities	146.0	126.4

Long-term debt	1,408.6	930.3
Deferred income taxes	304.3	314.9
Other liabilities	116.3	129.2
Total Liabilities	1,975.2	1,500.8

Stockholders' Equity
Preferred stock	—	—
Common stock	0.3	0.3
Additional paid-in capital	1,517.2	1,272.6
Retained earnings	47.6	36.6
Accumulated other comprehensive loss	(13.1)	(24.6)
Treasury stock, at cost	(53.4)	(53.4)
Total Stockholders' Equity	1,498.6	1,231.5
Total Liabilities and Stockholders' Equity	$3,473.8	$2,732.3

SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Year ended September 30,
	2013	2012
Cash provided by (used in):
Operating activities	$119.2	$144.0
Investing activities	(423.8)	(30.9)
Financing activities	648.8	(57.1)
Effect of exchange rates on cash and cash equivalents	(0.4)	0.5
Net increase in cash and cash equivalents	$343.8	$56.5

SEGMENT INFORMATION (Unaudited)
(in millions)

	Quarter ended September 30,		Year ended September 30,
	2013	2012	2013	2012
Net Sales
Post Foods	$253.9	$247.2	$982.8	$958.9
Attune Foods	24.2	—	37.8	—
Active Nutrition	13.9	—	13.9	—
Eliminations	(0.3)	—	(0.4)	—
Total	$291.7	$247.2	$1,034.1	$958.9
Segment Profit
Post Foods	$42.9	$40.9	$168.1	$165.9
Attune Foods	2.9	—	2.5	—
Active Nutrition	1.0	—	1.0	—
Total segment profit	46.8	40.9	171.6	165.9
General corporate expenses and other	13.9	7.8	47.5	25.2
Accelerated depreciation on plant closure	4.8	—	9.6	—
Restructuring expenses	0.8	—	3.8	—
Impairment of goodwill and other intangible assets	2.9	—	2.9	—
Interest expense	25.5	16.1	85.5	60.3
Earnings before Income Taxes	$(1.1)	$17.0	$22.3	$80.4

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Quarter ended September 30,		Year ended September 30,
	2013	2012	2013	2012
Net (Loss) Earnings	$(0.9)	$10.8	$15.2	$49.9
Income tax expense	(0.2)	6.2	7.1	30.5
Interest expense, net	25.5	16.1	85.5	60.3
Depreciation and amortization	22.6	16.3	76.8	63.2
Restructuring and plant closure costs	1.8	—	4.8	—
Spin-Off costs/post Spin-Off non-recurring costs	1.3	2.1	8.9	12.5
Non-cash stock-based compensation	2.6	2.3	10.5	4.5
Mark to market adjustments on economic hedges	(0.4)	(0.3)	0.9	0.3
Acquisition related transaction costs	2.0	—	2.7	—
Inventory revaluation adjustment on acquired business	—	—	1.4	—
Impairment on intangible assets	2.9	—	2.9	—
Nonrecurring cash compensation/retention	—	—	—	0.9
Other nonoperating income, net	—	—	—	(1.6)
Accounts receivable servicing fees	—	—	—	(0.8)
Public company costs (1)	—	—	—	(5.1)
Adjusted EBITDA	$57.2	$53.5	$216.7	$214.6
Adjusted EBITDA as a percentage of Net Sales	19.6%	21.6%	21.0%	22.4%
_________

(1)
Represents Post management's estimate of the incremental cash costs Post would have incurred as a separate, stand-alone public company if the Company had been separated from Ralcorp for the entire year ended September 30, 2012. These costs were not actually incurred during the year ended September 30, 2012. The estimated costs have been deducted in the calculation of Adjusted EBITDA to provide a frame of reference for future periods.

RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS
TO ADJUSTED NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS (Unaudited)
(in millions, except per share data)

	Quarter ended September 30,		Year ended September 30,
	2013	2012	2013	2012
Net (Loss) Earnings Available to Common Stockholders	$(3.2)	$10.8	$9.8	$49.9

Adjustments:
Spin-Off costs/post Spin-Off non-recurring costs	1.3	2.1	8.9	12.5
Mark to market adjustments on economic hedges	(0.4)	(0.3)	0.9	0.3
Restructuring and plant closure costs, including accelerated depreciation	6.6	—	14.4	—
Acquisition related transaction costs	2.0	—	2.7	—
Inventory revaluation adjustment on acquired business	—	—	1.4	—
Impairment on intangible assets	2.9	—	2.9	—
Nonrecurring cash compensation/retention	—	—	—	0.9
Other nonoperating income, net	—	—	—	(1.6)
Accounts receivable servicing fees	—	—	—	(0.8)
Incremental interest expense (1)	—	—	—	(4.3)
Public company costs (2)	—	—	—	(5.1)
Total Net Adjustments	12.4	1.8	31.2	1.9
Income tax effect on adjustments	(3.9)	(0.7)	(9.9)	(0.9)
Incremental tax expense for transaction costs	—	—	—	1.8
Adjusted Net Earnings Available to Common Stockholders	$5.3	$11.9	$31.1	$52.7

Weighted-Average Shares Outstanding - Diluted	33.2	34.4	33.0	34.5

Adjusted Diluted Earnings per Common Share	$0.16	$0.35	$0.94	$1.53
_________

(1)
Represents Post management's estimate of incremental interest expense Post would have incurred if the debt incurred on February 3, 2012 to effect the spin-off from Ralcorp had been outstanding for all of fiscal 2012. These costs were not actually incurred during the year ended September 30, 2012. The estimated costs have been deducted in the calculation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share to provide a frame of reference for future periods.

(2)
Represents Post management's estimate of the incremental cash costs Post would have incurred as a separate, stand-alone public company if the Company had been separated from Ralcorp for the year ended September 30, 2012. These costs were not actually incurred during the year ended September 30, 2012. The estimated costs have been deducted in the calculation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share to provide a frame of reference for future periods.